Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP		FIRM/AFFILIATE OFFICES — BOSTON CHICAGO HOUSTON LOS ANGELES NEWARK PALO ALTO SAN FRANCISCO WASHINGTON, D.C. WILMINGTON — BEIJING BRUSSELS FRANKFURT HONG KONG LONDON MOSCOW PARIS

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(212) 735-3000
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http://www.skadden.com

June 9, 2004
SINGAPORE SYDNEY TOKYO TORONTO

Midwest Generation, LLC
Midwest Finance Corp.
One Financial Place 440 South LaSalle Street, Suite 3500
Chicago, Illinois 60605

Re:	Midwest Generation, LLC and Midwest Finance Corp.
Registration Statement on Form S-4

Ladies and Gentlemen:

                We are acting as special counsel to Midwest Generation, LLC, a Delaware limited liability company (the “Company”), and Midwest Finance Corp., a Delaware corporation (“Midwest Finance” and, together with the Company, the “Issuers”), in connection with the public offering of $1,000,000,000 aggregate principal amount of the Company’s 8.75% Second Priority Senior Secured Notes due 2034 (the “Exchange Notes”).  The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the Company’s issued and outstanding 8.75% Second Priority Senior Secured Notes due 2034 (the “Original Notes”) under the Indenture, dated as of April 27, 2004 (the “Indenture”), among the Issuers and The Bank of New York, as Trustee (the “Trustee”), as contemplated by the Registration Rights Agreement, dated as of April 27, 2004 (the “Registration Rights Agreement”), by and among the Issuers and Credit Suisse First Boston LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc., as representatives of the several initial purchasers.

                This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

                In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

                (i) the Registration Statement on Form S-4 to be filed by the Issuers with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Act (the “Registration Statement”);

                (ii)           an executed copy of the Registration Rights Agreement;

                (iii)          an executed copy of the Indenture;

                (iv)          the Certificate of Formation of the Company, dated as of July 9, 1999;

                (v)           the Limited Liability Company Agreement of the Company, effective as of July 12, 1999;

                (vii)         certain resolutions adopted by the Board of Managers of the Company on April 15, 2004 relating to the Exchange Offer, the issuance of the Original Notes and the Exchange Notes, the Indenture and related matters;

                (xi)           the Form T-1 of the Trustee filed as an exhibit to the Registration Statement; and

                (xii)          the form of the Exchange Notes.

                We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

                In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect on such parties.  As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

                Our opinion set forth herein is limited to Delaware law relating to limited liability companies and the laws of the State of New York which are normally applicable to transactions of the type contemplated by the Exchange Offer and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws of Delaware and New York (all of the foregoing being referred to as “Opined on Law”).  We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined on law on the opinions herein stated.

                Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Exchange Notes (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture and the Exchange Notes and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject, except for those agreements and instruments which have been identified to us by the Company as being material to it and which are listed under Item 21(a) in Part II of the Registration Statement or listed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, pursuant to Item 15(a) thereof, and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, pursuant to Item 6(a) thereof.  We do not express any opinion as to whether such execution, delivery and performance by the Company will constitute a violation of, or a breach under, any covenant, restriction or provision that requires a determination with respect to financial ratios or tests or any aspect of the financial condition of the Company.

                We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom, LLP